Exhibit 10.10

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

(As Amended and Restated Effective as of December 31, 2008)

This amended and restated SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT, dated as of this 23rd day of December, 2008 (the “Agreement”), is between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), and Edward A. Glickman, an officer of the Trust (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Trust desires to continue to provide additional retirement benefits for the Executive pursuant to an amended and restated Employment Agreement, effective as of December 31, 2008, entered into by the Trust and the Executive;

WHEREAS, the supplemental retirement benefits credited to the Executive’s account before January 1, 2005 were vested upon such crediting so that such benefits (plus earnings thereon) are not subject to the deferred compensation rules set forth in section 409A of the Internal Revenue Code and the final regulations issued thereunder;

WHEREAS, in order to preserve the application of federal tax law other than section 409A to such benefits, the terms and conditions governing such benefits may not be materially modified after October 3, 2004; and

WHEREAS, in order to preserve such terms and conditions and to set forth different terms and conditions applicable to the Executive’s post-2004 benefits, the Trust and the Executive desire to amend and restate the Supplemental Executive Retirement Agreement currently in place between the Trust and the Executive;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Deemed Retirement Contributions. The Trust shall continue to credit to a bookkeeping account (the “Retirement Account”) maintained by the Trust a deemed contribution in the amount of $25,000 as of the first day of the applicable fiscal year of the Trust (beginning with its 2009 fiscal year) that begins during the term of the Executive’s employment under the Employment Agreement, as described in Section 3.1 of the Employment Agreement.

2. Interest. The deemed contributions described in Paragraph 1 above shall earn interest at the rate of 10 percent, compounded annually, through the date the Retirement Account is paid to the Executive or his beneficiary.

3. Vesting. The Executive shall at all times be fully vested in the Retirement Account.

4. Payments to Executive

(a) Pre-2005 Account. Upon termination of the Executive’s employment with the Trust for any reason, the Trust shall pay to the Executive the amount credited to his account as of December 31, 2004, plus earnings thereon after December 31, 2004 (the “Pre-2005 Account”), in a single sum within 60 calendar days after such termination of employment.

(b) Post-2004 Account. Upon termination of the Executive’s employment with the Trust (within the meaning of subsection (c)(1) below) for any reason, the Trust (subject to subsection (c)(2) below) shall pay to the Executive (or, in the event of the Executive’s death, to his beneficiary) the amount credited to his account on and after January 1, 2005, plus earnings thereon (the “Post-2004 Account”), in a single sum within 60 calendar days after such termination of employment.

(c) Rules to Effect Compliance with Section 409A of Code.

(1) Termination of Employment. The Executive shall only have incurred a termination of employment from the Trust for purposes of the Post-2004 Account if the Executive has separated from service with all entities in the group of entities under common control with the Trust, within the meaning of sections 414(b) and 414(c) of the Code (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable). The determination of whether the Executive has had a termination of employment from the Trust shall be made by the Executive Compensation and Human Resources Committee of the Board of Trustees of the Trust, applying the rules set forth in Treas. Reg. §1.409A-1(h) and any amendment thereof or successor thereto.

(2) Required Delay for Some Payments. Notwithstanding the payment date set forth in subsection (b) above, if the Executive is a “specified employee,” as defined in Treas. Reg. §1.409A-1(i) and any amendment thereof or successor thereto, on the date his termination of employment from the Trust occurs, his Post-2004 Account will not be paid to him under subsection (b) above during the first six months after his termination of employment, and will instead be paid to him on the first business day of the seventh calendar month following the calendar month of such termination of employment. Such payment shall instead be paid by the Trust into a “grantor trust” on the date such amount would have been paid to Executive but for such six-month delay. The grantor trust shall be established by the Trust under terms and conditions substantially the same as the terms and conditions approved by the Internal Revenue Service in its Revenue Procedure 92-64, with instructions to the trustee of the grantor trust to make the delayed payment at the time set forth in this paragraph (2), subject to such terms and conditions.

5. Section 409A Compliance. Except for amounts credited to the Executive’s Pre-2005 Account, this Agreement is intended to comply with the requirements of section 409A of the Code and the final regulations issued thereunder and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax hereunder.

6. Beneficiary. The Executive may designate in writing a beneficiary(ies) to receive the Retirement Account in the event of the Executive’s death. Any such designation may include contingent or successive beneficiaries and need not designate individuals. The Executive may, at any time, change his designation of beneficiary by completing a new written designation, but a designation shall remain in effect until such new written designation is received by the Trust. If the Executive is married on the date of his death and has no properly designated, surviving beneficiary, the Executive’s surviving spouse shall be his beneficiary. If no properly designated beneficiary survives the Executive and the Executive has no surviving spouse on the date of his death, the Executive’s estate shall be his beneficiary.

7. Unfunded Obligation. The Retirement Account shall not be funded outside of the general assets of the Trust prior to its payment. The Executive (and his beneficiary) must look to the general assets of the Trust for the Trust’s performance of its obligations under this Agreement.

8. Rights Not Alienable. The right of the Executive (or his beneficiary) to the Retirement Account shall not be subject to attachment, execution, garnishment, any voluntary or involuntary alienation or assignment, or any other legal or equitable process.

9. Effect on Other Agreements. This Agreement and the Employment Agreement constitute the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements and understandings, whether written or oral, with respect thereto.

10. Withholding. The Trust may withhold from any amounts to be paid to the Executive (or his beneficiary) such amounts as it determines are required to be withheld under the laws or regulations of any governmental authority.

11. Amendment and Termination.

(a) Pre-2005 Account. As for the Pre-2005 Account, this Agreement may be amended or terminated, in whole or in part, upon the mutual agreement of the Executive and the Trust.

(b) Post-2004 Account. As for the Post-2004 Account, this Agreement may be amended or terminated, in whole or in part, upon the mutual agreement of the Executive and the Trust. However, if terminated, the Post-2004 Account shall be paid to the Executive in a single sum pursuant to the rules set forth in Treas. Reg. § 1.409A-3(j)(4)(ix) and any amendment thereof or successor thereto.

12. Claims Procedure. The procedure for the Executive (or his beneficiary) to present a claim under this Agreement and to appeal any denial thereof is as follows:

(a) Filing of Claim and Notice of Denial. The Executive (or his beneficiary) (the “claimant”) may file a written claim for a benefit under this Agreement with the Trust. In the event the benefit requested by the claimant is denied by the Trust, the claimant shall be given a written notice containing specific reasons for the denial. The written notice shall contain specific reference to the pertinent provisions of this Agreement on which the denial is based. In addition, it shall contain a description of additional material or information necessary (if any) for the claimant to perfect the claim and an explanation of why such material or information is necessary. Further, the notice shall provide appropriate information as to the steps to be taken if the claimant wishes to submit the denied claim for further review.

The written notice shall be given to the claimant within 90 days after receipt of the claim by the Trust unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.

(b) Right of Review. In the event the Trust denies the claim, the claimant may make a written request for a full and fair review of the claim and its denial by the Trust. Such written request must be received by the Trust within 60 days after receipt by the claimant of written notice of the denial of the claim.

(c) Decision on Review. A decision shall be rendered by the Trust within 60 days after its receipt of the request for review. However, where special circumstances make a longer period for decision necessary or appropriate, the decision of the Trust may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days. In no event shall the decision of the Trust be rendered more than 120 days after the receipt of the request for review. Any adverse decision by the Trust shall set forth the specific reason or reasons for the denial and the specific provisions of this Agreement on which the decision is based.

(d) Deemed Denial. If a decision on a claim is not rendered within the time period prescribed in subparagraph (a) or (c) above, the claim shall be deemed denied.

13. Governing Law. The rights of the parties hereunder shall be governed by Pennsylvania law (without reference to the principles of conflict of laws), to the extent such law is not superseded by Federal law.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Trust, and the heirs, executors, and personal representatives of the respective estates of the Executive and his beneficiary.

IN WITNESS WHEREOF, the parties hereto have set their respective hands the day and year first above written.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President and General Counsel

EXECUTIVE

/s/ Edward A. Glickman
Edward A. Glickman